Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135041

PROSPECTUS

AMERINST INSURANCE GROUP, LTD.

Purchase Rights for up to

995,253 Common Shares

We are distributing, at no charge, to holders of our outstanding common shares, par value $1.00 per share, as of the close of business on April 2, 2006, nontransferable subscription rights to purchase up to an aggregate of 995,253 common shares, at a cash subscription price of $23.33 per share. All share numbers and per share information in this prospectus reflect the dividend of two additional shares for each one share outstanding that was distributed on July 3, 2006 to shareholders of record as of April 2, 2006.

You are receiving this prospectus because you owned our common shares as of the close of business on April 2, 2006, which we refer to as the record date. You are entitled to purchase one common share, for a purchase price of $23.33 per share, for each common share you owned on the record date (giving effect to the share dividend). If you exercise your rights in full, you also may exercise an oversubscription right to purchase additional common shares that remain unsubscribed at the expiration of the rights offering at the same purchase price, subject to availability and pro rata allocation of shares among persons exercising this oversubscription right, and subject to the Company’s limitation on total share ownership of each shareholder to 12,000 shares.

The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m. Eastern time, on September 1, 2006. Funds received by the subscription agent upon exercise of subscription rights will be placed in a segregated account until we issue to you your common shares or return your overpayment, if any. We have the option of extending the expiration date. We may cancel or terminate the rights offering at any time prior to the expiration date. Shareholders who exercise their basic subscription right in full will be notified after the expiration date of the number of shares subject to oversubscription rights, and may then exercise their oversubscription rights by submitting the oversubscription right exercise form by October 4, 2006. If we terminate or cancel this offering, we will return your subscription price without any payment of interest.

There is no established public trading market for our common shares. Our Bye-Laws provide that all transfers of our common shares must be approved by our Board of Directors or a committee of the Board. Our Board of Directors has appointed a Shareholder Relations Committee for purposes of reviewing and approving applications for transfer. All transferees must meet the qualifications for share ownership contained in our Share Ownership Policy.

Although there is no public market for our common shares, we have a policy of having AmerInst Investment Company, Ltd., our subsidiary that holds our investment portfolio, purchase shares owned by our shareholders who have retired from the practice of accounting or have died. We are currently prepared to repurchase those shares at a price equal to the greater of the last audited net book value per share or $20.00 per share. This policy will not apply to shares issued pursuant to this rights offering to shareholders who retire within three years after completion of the rights offering, but will continue to apply to shares previously owned and will apply to shares issued pursuant to this rights offering in the event of the death of a holder of those shares.

Our subsidiary, AmerInst Investment Company, Ltd., currently owns 322,581 of our common shares, and will not be exercising any of its subscription rights. The shares owned by AmerInst Investment Company, Ltd. will be the first shares sold upon exercise of the subscription rights by other shareholders. If subscriptions are received for more than the number of shares owned by AmerInst Investment Company, Ltd., such excess number of shares will consist of newly issued shares sold by us.

You should read this prospectus carefully before you invest.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2006

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE UNDER THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS WILL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH THE INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS TO ANYONE IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (which includes exhibits) that we have filed with the Securities and Exchange Commission on Form S-3 covering the subscription rights and the common shares offered by us in connection with the distribution of subscription rights solely to our shareholders. This prospectus does not contain all the information contained in the registration statement, certain parts of which are omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any other document (including exhibits to the registration statement) are not necessarily complete. You should review the document itself for a thorough understanding of its contents. The registration statement and any amendments thereto can be read and reviewed at the Securities and Exchange Commission’s web site located at http://www.sec.gov, or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our management’s plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. The words “goal,” “anticipate,” “expect,” “believe,” and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995. Such statements reflect our management’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in any forward-looking statements. Factors that might cause such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to (i) the occurrence of catastrophic events with a frequency or severity exceeding the Company’s expectations; (ii) a decrease in the level of demand for reinsurance or an increase in the supply of reinsurance capacity; (iii) increased competitive pressures, including the consolidation and increased globalization of reinsurance providers; (iv) actual losses and loss expenses exceeding the Company’s loss reserves, which are necessarily based on the actuarial and statistical projections of ultimate losses; (v) changing rates of inflation and other economic conditions; (vi) changes in the legal or regulatory environments in which we operate; and (vii) other risks including those risks identified under “Risk Factors” and in any of our other filings with the Securities and Exchange Commission. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management’s analysis only as of the date they are made. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read the entire prospectus carefully, particularly the sections captioned “The Rights Offering” and “Risk Factors,” before you decide to exercise your subscription rights. We also encourage you to review our financial statements and the other information we provide in the reports and other documents incorporated by reference in this prospectus that we file with the Securities and Exchange Commission, as described in the section captioned “Where You Can Find More Information.” All share numbers and per share information in this prospectus reflect the dividend of two additional shares for each one share outstanding that was distributed on July 3, 2006 to shareholders of record as of April 2, 2006.

About the Company

Unless otherwise indicated by the context, in this annual report we refer to AmerInst Insurance Group, Ltd. and its subsidiaries as the “Company,” “we” or “us.” Also, unless otherwise indicated by the context, “AmerInst” means the parent company, AmerInst Insurance Group, Ltd. Our principal offices are located c/o USA Risk Group (Bermuda) Ltd., Windsor Place, 18 Queen Street, 2nd Floor, P.O. Box HM 1601, Hamilton, Bermuda, HMGX, and our telephone number is (441) 296-3973.

On December 2, 1999, AmerInst Insurance Group, Ltd., a holding company based in Bermuda, and its predecessor entity, AmerInst Insurance Group, Inc., a Delaware corporation, consummated an exchange transaction pursuant to an Exchange Agreement, in which AmerInst Insurance Group, Inc. transferred all of its assets and liabilities to AmerInst in exchange for newly issued common shares of AmerInst. AmerInst Insurance Group, Inc. was then liquidated and its shareholders received, on a share-for-share basis, the newly issued common shares of AmerInst.

Our primary purpose is to maintain an insurance company that is intended to exert a stabilizing influence on the design, pricing and availability of accountants’ professional liability insurance. Historically, the sole business activity of our wholly owned insurance company subsidiary, AmerInst Insurance Company, Ltd., has been to act as a reinsurer of professional liability insurance policies that are issued under the Professional Liability Insurance Plan sponsored by the American Institute of Certified Public Accountants, which we refer to as the AICPA. The AICPA plan offers professional liability coverage to accounting firms and individual certified public accountants in all 50 states. Currently, approximately 24,000 accounting firms and individual certified public accountants are insured under this plan. Effective June 1, 2005, we accepted a 5% share in the first excess layer of $2,000,000 excess of $1,000,000 of CAMICO Mutual Insurance Company, a California-based writer of Accountants’ Professional Liability business. We continue to look for ways in which it may be advantageous to expand our business to include the reinsurance of lines of coverage other than accountants’ professional liability. Any such expansion may be subject to our obtaining regulatory approvals.

Our reinsurance activity depends upon agreements with outside parties. In August 1993 we began the current reinsurance relationship with CNA, taking a 10% participation of the first $1,000,000 of liability of each policy written under the AICPA plan. Effective in December 1999, we began taking a 10% share of CNA’s “value plan” business. The “value plan” provides for separate limits up to $1,000,000 for losses and separate limits up to $1,000,000 for expenses per occurrence and $2,000,000 in the aggregate. The maximum limits under the “value plan” are $2,000,000 per occurrence and $4,000,000 in the aggregate.

We have filed an application for a U.S. patent on a unique financing concept that we developed to securitize insurance and reinvestment risk, involving property and casualty and life and health. It is our intention to license investment banking organizations to market the security in periodic issues by Bermuda based special purpose companies. In addition to the license royalties, we would expect to manage the special purpose companies for a fee, and would be able to invest in their equity and debt as well. In addition to the patent application, we have registered a trademark under which the concept will be marketed.

Third-party Managers and Service Providers

USA Risk Group (Bermuda) Ltd. provides the day-to-day services necessary for the administration of our business. Shareholder services are conducted by USA Risk Group of Vermont, Inc., an affiliate of USA Risk Group (Bermuda) Ltd.

The Country Club Bank of Kansas City, Missouri, provides portfolio management of fixed-income securities and directs our investments pursuant to guidelines approved by us. Harris Associates, L.P., Harris Alternatives Investment Group, and Northeast Investment Management, Inc. provide discretionary investment advice with respect to our equity investments.

Professional Liability Coverage

The form of professional liability policy issued by CNA, which we ultimately reinsure, is a Professional Liability Company Indemnity Policy form. The coverage provided under this policy is on a “claims made” basis, which means the policy covers only those losses resulting from claims asserted against the insured during the policy period. The insuring clause of the policy, which indemnifies for losses caused by acts, errors or omissions in the insured’s performance of professional accounting services for others, is in three parts:

Clause A indemnifies the accounting firm insured and, unless excluded by endorsements, any predecessor firms;

Clause B indemnifies any accountant or accounting firm while performing professional accounting services under contract with the insured;

Clause C indemnifies any former or new partner, officer, director or employee of the firm or predecessor firms.

Depending on the insured, defense costs for the policies issued by CNA (and reinsured by us) are either within the policy limits or in addition to policy limits. CNA charges additional premium to cover the cost of providing defense costs in addition to the policy limits under its “value plan.” Insureds under the value plan have separate limits for losses and defense costs. Settlements are made only with the written consent of the insured. However, if the insured contests the settlement recommended by the insurer, those policies will only cover costs that do not exceed the lesser of the amount for which the claim could have been settled or the policy limits.

The Rights Offering

The Rights Offering

We are distributing to you, at no charge, one nontransferable subscription right to purchase one common share, par value $1.00 per share, for each common share that you owned at the close of business on April 2, 2006 (giving effect to the share dividend distributed on July 3, 2006).

Expiration Date	5:00 p.m., Eastern time, September 1, 2006.

Subscription Price	$23.33 per share, payable in cash. All payments with respect to the basic subscription right must be received on or before the expiration date.

Basic Subscription Right	Each right entitles you to purchase one common share upon payment of a cash price of $23.33 per share.

Oversubscription Right

If you fully exercise all of your basic subscription rights, the oversubscription right entitles you to subscribe, on the same terms as the basic subscription rights, for additional common shares that are not purchased by other shareholders (subject to the Company’s policy limiting ownership by an individual shareholder to 12,000 shares). If there are not enough shares to satisfy all subscriptions made under the oversubscription right, we will allocate the available shares pro rata, rounding fractional rights up to the nearest whole share, among the oversubscribing rights holders.

Procedure for Exercising Basic Subscription Rights

You may exercise your basic subscription right by properly completing the rights certificate and forwarding it to the subscription agent with payment of the subscription price, including payment for all the shares you wish to purchase with the basic subscription right. The subscription agent must physically receive the rights certificate and payment at or prior to the expiration date. You may deliver the documents and payments by mail or commercial courier. If you send the rights certificates by mail, you are urged to use insured, registered mail, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires.

Procedure for Exercising Oversubscription Rights

Shareholders who exercise their basic subscription right in full will be notified after the expiration date of the number of shares subject to oversubscription, and may then exercise their oversubscription rights by submitting the oversubscription right exercise form by the oversubscription deadline, which is October 4, 2006. The subscription agent must physically receive the oversubscription right exercise form and payment at or before the oversubscription deadline. You may deliver the documents and payments by mail or commercial courier. If you send the oversubscription right exercise form by mail, you are urged to use insured, registered mail with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the oversubscription deadline.

Use of Proceeds

We intend to use the proceeds from the rights offering to strengthen our capital, for the purposes of maintaining our rating with A.M. Best, and expanding our business. Expansion of our business may include the possible reinsurance of additional accountants’ malpractice insurance programs, possible reinsurance of allied lines of business, and the possible development and marketing of a securitized insurance product based on a business process patent application we filed February 1, 2005. Any proceeds not used for the purposes described above will be used for general corporate purposes.

Nontransferability of Rights	The subscription rights may not be sold, transferred, or assigned, and will not be listed for trading on any stock exchange or on the OTC bulletin board.

No Board Recommendation

Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make your decision based on your own assessment of our business and this rights offering.

Risk Factors	You should read the section captioned “Risk Factors” beginning on page 7 before you exercise your rights.

Certain U.S. Federal Income Tax Considerations

For U.S. federal income tax purposes, your receipt and exercise of the subscription rights generally will not be taxable events. You should consult your personal tax advisor concerning the particular tax consequences to you of the receipt and exercise of the subscription rights.

Extension, Withdrawal, Cancellation, and Amendment

We have the option of extending the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We also reserve the right, in our sole discretion, to cancel, withdraw, or terminate this rights offering at any time for any reason. In the event that this offering is cancelled, withdrawn, or terminated, all funds received from subscriptions from shareholders will be returned. Interest will not be paid on any returned funds. We also reserve the right to amend the terms of this rights offering.

Fees and Expenses	We will bear the expenses related to this rights offering.

Shares Outstanding Before the Rights Offering	995,253 common shares were outstanding as of July 3, 2006.

Shares Outstanding After the Rights Offering	1,667,919 common shares will be outstanding immediately after the completion of the rights offering, assuming the offering is fully subscribed.

Sources of Shares to be Sold

Our subsidiary, AmerInst Investment Company, Ltd., currently owns 322,587 of our common shares, and will not be exercising any of its subscription rights. The shares owned by AmerInst Investment Company, Ltd. will be the first shares sold upon exercise of the subscription rights. If subscriptions are received for more than the number of shares owned by AmerInst Investment Company, Ltd., such excess number of shares will consist of newly issued shares sold by us. One of the reasons for making the rights offering is the desire of the board of directors to allow existing shareholders to acquire the shares currently owned by AmerInst Investment Company, Ltd.

Dividends	The board of directors does not currently anticipate any change in its existing dividend policy, other than adjusting the amount to reflect the recent share dividend.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the following risk factors related to our common shares offered by this prospectus and to our business and operations. You should also carefully consider the other information in this prospectus and in the documents incorporated by reference. Some of these factors have significantly affected our financial condition and operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business could be harmed. If that happens, the value of our common shares could decline, and you may lose all or part of your investment.

Risks Related to the Company

We participate in a potentially unprofitable, volatile market.

Accountants’ professional liability insurance is a volatile risk with fluctuations both in the frequency and severity of claims, particularly severity. This is aggravated by the casualty insurance cycle, which over a period of years varies from a hard market with high or increasing premiums charged for risk, to a soft market with low or decreasing premiums being charged. The interaction of volatility and insurance cycle variation results in a high degree of unpredictability of underwriting results from year to year. As a reinsurer, we will be directly influenced by the premium competition in the principal market. As a quota share reinsurer, we are directly dependent on the underwriting results of CNA, our primary cedent.

Our investment return may not be sufficient to offset underwriting losses.

Our investment income is subject to variation due to fluctuations of market interest rates on our fixed income portfolio, and fluctuations of stock prices in our equity portfolio. There is no assurance that such investment income will be sufficient to offset potential underwriting losses or that the capital of the Company and its subsidiaries will be sufficient to absorb adverse underwriting and/or investment results.

We depend on the primary insurers.

Our underwriting profitability substantially depends upon the policy pricing, risk selection and claims administration functions exclusively controlled and performed by CNA, the officially endorsed insurer for the AICPA Professional Liability Insurance Plan (the “AICPA Plan”).

We have no contractual right to participation in the AICPA Plan.

The AICPA has not been, and is not now, nor will it be, responsible for the control, management or obligations of the Company or any of its subsidiaries. None of the Company or any of its subsidiaries has any contractual right to act as a reinsurer or in any other capacity incident to the AICPA Plan.

We depend upon parties independent of the Company.

Because we have no full-time employees, our underwriting and investment activities depend substantially upon the services of outside parties. Our chief executive officer and chief financial officer, who are also directors of the Company, are employees of USA Risk Group (Bermuda) Ltd., one of the principal outside service providers, and thus potential conflicts of interest exist.

Your ownership of our shares does not guarantee insurance coverage.

The ownership of our common shares by an accounting firm or individual practitioner will not guarantee that such firm or individual will thereafter be able to obtain professional liability insurance under the AICPA

Plan or other policies reinsured by AmerInst Insurance Company, Ltd., or that such insurance will be competitively priced. In order to be eligible for coverage under the Plan, a firm or individual practice must be an acceptable risk under applicable underwriting criteria in effect from time to time.

There is no market for our shares, which are subject to restrictions on transfer.

There is currently no market for our common shares and it is unlikely that a market will develop. Our common shares are not listed on any stock exchange or automated quotation system. Under our Bye-Laws, our Board of Directors has the authority to prohibit all transfers of our common shares. Further, because an integral part of the value of our common shares is our commitment to utilize the insurance capacity of AmerInst Insurance Company, Ltd. for the benefit of our shareholders, it is unlikely that any individual or entity other than sole practitioner CPAs and local CPA firms would be interested in purchasing our common shares.

Reinsurance may not be available to us on acceptable terms.

In order to limit the effect of large and multiple losses upon our financial condition, AmerInst Insurance Company, Ltd. may, in the future, seek reinsurance for its own account. From time to time, market conditions have limited the availability of reinsurance, and in some cases have prevented insurers and reinsurers from obtaining the types and amounts of reinsurance which they consider adequate for their business needs. There can be no assurance that AmerInst Insurance Company, Ltd. will be able to obtain the desired amounts of reinsurance, or, if it is able to obtain such reinsurance, that it will be able to negotiate terms sufficiently favorable to operate profitably.

Any new business may not be profitable.

We intend to use the proceeds from the rights offering to expand our business. This will involve establishing new relationships with primary insurers with whom we are less familiar and reinsuring new types of risks. There can be no assurance that any of these efforts will be successful, and those new lines of business may not be profitable.

The securitized insurance product for which we have filed a patent application may not succeed.

We may use some of the proceeds from this offering for the development and marketing of the securitized insurance product for which we have filed a business process patent application. There can be no assurance that a patent will be issued or, if a patent is issued, when that would occur. Even if a patent is issued, there can be no assurance that we will be able to successfully license or market this product.

Risks Related to this Offering

If You Do Not Exercise Your Rights, Your Relative Ownership and Voting Interest Will Be Decreased Substantially.

If you choose not to exercise your rights in full, your relative ownership and voting interest in us will be decreased substantially. As an example, if one-half of the rights offered are exercised, the number of shares outstanding would increase by 50% and a non-exercising shareholder’s economic and voting interest will be reduced by one-third.

Shareholders Not Participating in This Offering Will Experience Immediate Dilution.

Our tangible book value as of March 31, 2006 was approximately $28.33 per share (giving effect to the July 2006 share dividend). If all of the subscription rights offered are exercised, we will realize net proceeds of approximately $23,219,252, and shareholders who do not participate in this offering will suffer dilution of approximately $2.98 per share, as our net tangible book value will be approximately $25.35 per share after the offering. As a result, based upon the above assumptions, investors in this offering would realize an immediate appreciation of approximately $2.02 per share in the net tangible book value of the shares they purchase.

This Offering May Affect the Ability of Directors and Executive Officers to Influence Corporate Actions.

As shareholders, our directors and executive officers are entitled to and may elect to purchase shares in this offering pursuant to their basic subscription rights and oversubscription rights. However, depending on their participation in this offering, our directors and officers individually and as a group may maintain, increase, or decrease their respective percentages of share ownership, thereby affecting their ability to influence our management and affairs. See “The Rights Offering—Participation by Directors.”

Our Common Shares are not Listed or Actively Traded.

Our common shares are not, and will not be, listed on any securities exchange or the NASDAQ national market or included in any automated quotation system. There has been, and we expect there will continue to be, little or no liquidity for our common shares.

USE OF PROCEEDS

We intend to use the proceeds from the rights offering to strengthen our capital, for the purposes of maintaining our rating with A.M. Best, and expanding our business. Expansion of our business may include the possible reinsurance of additional accountants’ malpractice insurance programs, possible reinsurance of allied lines of business, and the possible development and marketing of a securitized insurance product based on a business process patent application we filed February 1, 2005. Any proceeds not used for the purposes described above will be used for general corporate purposes.

DETERMINATION OF OFFERING PRICE

The exercise price of the subscription rights was determined by our board of directors, based on the price paid for common shares in our self-tender offer concluded in January 2005, increased by an amount approximately equal to the increase in per share book value between December 31, 2004 and December 31, 2005. Our board did not engage any financial advisers in connection with determining the exercise price.

SELLING SECURITYHOLDER

The first 322,587 common shares sold in the rights offering will be sold by our indirect wholly owned subsidiary, AmerInst Investment Company, Ltd. (“InvestCo”), which shares represent approximately 32% of our outstanding shares, and comprise all of the common shares held by that entity. InvestCo will not be exercising any of its subscription rights in this rights offering. If more than 47.96% of the subscription rights held by shareholders other than Investco are exercised, InvestCo will not own any common shares immediately following this rights offering. One of the reasons for making the rights offering is the desire of the board of directors to allow existing shareholders to acquire the shares currently owned by InvestCo.

PLAN OF DISTRIBUTION

On or about July 28, 2006, we will distribute the subscription rights, subscription certificates, and copies of this prospectus to persons that owned our common shares on April 2, 2006. If you wish to exercise your subscription rights and purchase common shares, you should complete the subscription rights certificate and return it with payment for the shares to the subscription agent, USA Risk Group of Vermont, Inc., P.O. Box 1330, Montpelier, Vermont 05601-1330. If you have any questions, you should contact Rebecca Aitchison of USA Risk Group of Vermont, Inc., at 1-800-422-8141.

We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $30,000. We estimate that our total expenses in connection with this rights offering will be approximately $250,000.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are registering subscription rights covering the purchase of up to 995,253 common shares. The subscription rights must be exercised by September 1, 2006. Other than the subscription rights, there are no outstanding rights, warrants, or options to purchase our common shares. The exercise price of each subscription right is fixed at $23.33 per share, and there are no provisions in this offering to adjust the exercise price of the subscription rights. There is an oversubscription right that accompanies each subscription right. For more information on the oversubscription right, please see the heading “The Subscription Rights—Oversubscription Right” under the caption “THE RIGHTS OFFERING.” We are also registering the 995,253 common shares covered by the subscription rights. A description of the common shares underlying the subscription rights is incorporated by reference into this prospectus. See “Where You Can Find More Information.”

THE RIGHTS OFFERING

The Subscription Rights

We will distribute to the holders of record of our common shares on April 2, 2006, at no charge, subscription rights to purchase our common shares, par value $1.00 per share, for a total of 995,253 subscription rights. The subscription rights will be evidenced by non-transferable subscription rights certificates.

The subscription rights will be distributed to holders of common shares based upon their ownership of our outstanding common shares on the record date. You will receive one right for each share you own. You are not required to exercise any or all of your subscription rights. Each subscription right entitles you to a basic subscription right and an oversubscription right. We will deliver to you certificates representing the shares that you purchase with your subscription rights as soon as practicable after completion of the rights offering.

Basic Subscription Right

With each basic subscription right, you may purchase one common share, upon delivery of the required documents and payment of the subscription price of $23.33 per share. You may exercise some or all of your basic subscription rights; however, you must exercise all of your basic subscription rights if you wish to purchase shares under your oversubscription right. We will deliver to the record holders who purchase shares in this rights offering certificates representing the shares purchased with a holder’s basic subscription right as soon as practicable after completion of this rights offering.

Oversubscription Right

In addition to your basic subscription right, you may subscribe for additional common shares upon delivery of the required documents and payment of the purchase price of $23.33 per share, before the oversubscription deadline. Shareholders who exercise their basic subscription right in full will be notified after the expiration date of the number of shares subject to oversubscription, and may then exercise their oversubscription rights by submitting the oversubscription rights exercise form by October 4, 2006. If you wish to exercise your oversubscription right, you must specify the number of additional common shares you wish to purchase, which may be up to the maximum number of shares permitted under the Company’s ownership limitation (12,000 shares), less the total of the number of shares you now own and the number of shares you purchase under your basic subscription right. You may only exercise your oversubscription right if you exercise your basic subscription right in full.

Pro Rata Allocation

If oversubscription rights are exercised for more than the number of shares not purchased pursuant to basic subscription rights, we will allocate the remaining offered common shares pro rata among those oversubscribing rights holders, after rounding up any fractional shares to the nearest whole share. “Pro rata” means in proportion to the amount of subscription price tendered by each subscription rights holder eligible to exercise his or her oversubscription rights prior to the oversubscription deadline. If there is a pro rata allocation of the common shares subject to oversubscription rights and you receive an allocation of a greater number of shares than you subscribed for under your oversubscription right, then we will allocate to you only the number of shares for which you subscribed.

Full Exercise of Basic Subscription Right

You may exercise your oversubscription right only if you exercise your basic subscription right in full. When you complete your oversubscription right exercise form to exercise your oversubscription right, you will be representing and certifying that you have fully exercised your basic subscription rights granted pursuant to this prospectus. You must exercise your oversubscription rights prior to the oversubscription deadline.

Return of Excess Payment

If you exercise your oversubscription right and are allocated less than all of the common shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest, as soon as practicable after completion of this rights offering. We will deliver to the record holders who purchase shares in this rights offering certificates representing the common shares that you purchase as soon as practicable after completion of this rights offering and after all pro rata allocations and adjustments have been completed.

Nontransferability

The subscription rights are not transferable, and may only be exercised by the record holders of the shares with respect to which the rights were issued.

Expiration of the Rights Offering

You may exercise your basic subscription rights at any time before 5:00 p.m., Eastern time, on September 1, 2006, the expiration date for this rights offering. For your exercise to be effective, all documents and payment must be received by the subscription agent by the expiration date. If you do not exercise your basic subscription rights before the expiration date, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration date.

If you have properly exercised your basic subscription rights in full, you may exercise your oversubscription rights at any time before 5:00 p.m., Eastern time, on October 4, 2006, the oversubscription deadline. For your exercise of oversubscription rights to be effective, all documents and payment must be received by the subscription agent by the oversubscription deadline.

Withdrawal or Termination of the Rights Offering

We may elect to withdraw or terminate this rights offering at any time prior to the consummation of this offering. We do not have any obligation with respect to the subscription rights except to return, without interest, any subscription payments we receive from you.

Method of Subscription — Exercise of Subscription Rights

You may exercise your basic subscription rights by delivering (or causing to be delivered) the following to the subscription agent, at or prior to 5:00 p.m., Eastern time, on September 1, 2006, the date on which the subscription rights expire:

•	your properly completed and executed rights certificate with any supplemental documentation; and

•	your full subscription price payment for each share subscribed for.

You may exercise your oversubscription rights by delivering (or causing to be delivered) the following to the subscription agent, at or prior to 5:00 p.m., Eastern time, on October 4, 2006, the oversubscription deadline:

•	your properly completed and executed oversubscription rights exercise form; and

•	your full subscription price payment for each share you wish to purchase pursuant to your oversubscription rights.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of common shares that you are subscribing for by:

•	check or bank draft drawn upon a U.S. bank, or postal, telegraphic, or express money order, payable to the subscription agent; or

•	wire transfer of immediately available funds to the subscription account maintained by the subscription agent.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	receipt by the subscription agent of a personal check, any certified check or bank draft drawn upon a U.S. bank, or of any postal, telegraphic, or express money order; or

•	receipt of collected funds in the subscription account referred to above.

Delivery of Subscription Materials and Payment

You should deliver your rights certificate and payment of the subscription price to the subscription agent by one of the methods described below:

For delivery by mail:

USA Risk Group of Vermont, Inc.

P.O. Box 1330

Montpelier, Vermont 05601-1330

By hand delivery or overnight courier:

USA Risk Group of Vermont, Inc.

2386 Airport Road

Barre, Vermont 05641

Your delivery to an address other than an address set forth above will not constitute valid delivery. For assistance, please call the subscription agent at 1-800-422-8141.

All documents and full payment must be RECEIVED by the subscription agent at or prior to the expiration date for your exercise of your basic subscription right to be effective.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of shares that may be purchased with the aggregate payment you deliver to the subscription agent. Similarly, if you do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your right for the number of shares covered by the payment you actually submit. If we do not apply your full subscription price payment to your purchase of common shares, we will return the excess amount to you by mail without interest as soon as practicable after the expiration date of this rights offering.

Your Funds Will be Held by the Subscription Agent Until Common Shares are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other rights holders until we issue your shares to you upon consummation of this rights offering.

If you are signing not on your own behalf but on behalf of an entity, you must indicate the capacity in which you sign.

Shares purchased upon exercise of subscription rights will only be issued in the name of the registered holder of the original shares to which the subscription rights relate.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificate(s) carefully. If you want to exercise your subscription rights, you should send your rights certificate(s) with your subscription price to the subscription agent. Do not send your rights certificate(s) and subscription price payment to us.

You are responsible for the method of delivery of your rights certificates(s) with your subscription price payment to the subscription agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form, and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not be obligated to make uniform determinations in all cases. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We also will not accept your exercise of subscription rights if our issuance of common shares to you could be deemed unlawful under applicable law.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus or the Instructions as to the Use of AmerInst Subscription Rights Certificates and Oversubscription Right Exercise Forms, you should contact the subscription agent at 1-800-422-8141.

Subscription Agent

We have appointed USA Risk Group of Vermont, Inc. to act as subscription agent for this rights offering. We will pay all fees and expenses of the subscription agent related to this rights offering and we have also agreed to indemnify the subscription agent from liabilities which it may incur in connection with the rights offering.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this rights offering will expire. At any time on or prior to the expiration date, you may, however, increase the number of shares for which you have exercised your basic subscription right. At any time prior to the oversubscription deadline, you may exercise the oversubscription right if you have not already done so (assuming you have fully exercised your basic subscription right), or increase the number of shares for which you have exercised the oversubscription right; subject in each case to the Company’s share ownership limits.

Expiration Time, Extensions and Termination

We may extend this rights offering and the period for exercising your rights. The rights will expire at 5:00 p.m., Eastern time, on September 1, 2006, unless we decide to extend this rights offering. If the commencement of this rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue common shares to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you send the subscription rights certificate and payment. See also the information under the heading “Method of Subscription—Exercise of Subscription Rights.” We may cancel this rights offering at any time prior to the issuance of the common shares in our sole discretion, in which event we will return your subscription payment, without interest.

No Board Recommendation

An investment in common shares must be made according to each investor’s evaluation of its own best interests. Accordingly, our Board of Directors makes no recommendation to rights holders regarding whether they should exercise their rights.

No Trading or Listing of our Common Shares

Our common shares are not, and will not be, listed on any securities exchange or the NASDAQ national market or included in any automated quotation system. There has been, and we expect there will continue to be, little or no liquidity for our common shares.

Participation by Directors

Several of our directors have independently advised us that they intend to participate in this offering. However, we cannot represent that they will exercise all or part of their subscription rights, with respect to either their basic subscription rights or their oversubscription rights. If all of our directors who are eligible exercised their basic and oversubscription rights to the fullest extent possible they would collectively own 84,000 shares. This would represent approximately 5% of our outstanding shares if the offering is fully subscribed, or approximately 8.4% if only the shares held by InvestCo are purchased in the offering.

Compliance with Regulations Pertaining to the Rights Offering

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase common shares from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of this rights offering as may be requested by certain states or other jurisdictions (and currently expect that we would not do so). If we decline to make a requested modification and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in this rights offering.

Regulatory Limitation

We will not be required to issue to you common shares pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the expiration of the offering, you have not obtained such clearance or approval.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences of this rights offering. It assumes that you hold your common shares as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings, and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies to you only if you are a U.S. person, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate the income of which is subject to U.S. federal income tax regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

This discussion does not address all aspects of federal income taxation that may be relevant to your particular circumstances or if you are a member of a class of holders subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, holders who are subject to the alternative minimum tax, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), U.S. holders that have a principal place of business or “tax home” outside the U.S., any entity treated as a partnership for U.S. federal income tax purposes, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common shares as part of a hedge, straddle, conversion, or other risk reduction transaction, or who acquired our common shares pursuant to the exercise of compensatory stock options.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of this rights offering or the related share issuances. The IRS could take positions concerning the tax consequences of this rights offering or the related share issuances that are different from those described in this discussion and, if litigated, a court could sustain any such positions taken by the IRS. In addition, the following summary does not address the tax consequences of this rights offering or the related share issuances under foreign, state, or local tax laws.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND OTHER TAX CONSEQUENCES OF THE RIGHTS OFFERING IN YOUR PARTICULAR CIRCUMSTANCES.

Subscription Rights

Receipt. You will not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in this rights offering. The distribution of the rights will be treated as a tax-free stock dividend under Section 305(a) of the Code.

Tax Basis and Holding Period. The tax basis of the subscription rights received by you will be zero, unless (a) the fair market value of the subscription rights on the date of distribution is equal to at least 15% of the fair market value of the common shares with respect to which the subscription rights are distributed, or (b) you elect, by attaching a statement to your federal income tax return for the taxable year in which the subscription rights are received, to allocate basis to the subscription rights. In either of these cases, your tax basis in the common shares will be allocated between the common shares and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. Your holding period for the subscription rights will include your holding period for the common shares with respect to which the subscription rights were received.

Expiration. You will not recognize any gain or loss if you allow the subscription rights received in the offering to expire, and your tax basis in the common shares with respect to which such subscription rights were distributed will be equal to the tax basis of such common shares immediately before the receipt of the subscription rights in this rights offering.

Exercise; Tax Basis in and Holding Period of Common Shares

You will not recognize any gain or loss upon the exercise of the subscription rights received in this rights offering. The tax basis of the common shares, if any, acquired through exercise will equal the sum of the subscription price for the common shares and your tax basis, if any, in the subscription rights. Your holding period for the common shares acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

LEGAL MATTERS

Certain legal matters with respect to the common shares covered by this prospectus have been passed upon by Cox Hallett Wilkinson, Bermuda counsel for the Company. We have appointed Mark H. Berens of Bell, Boyd and Lloyd LLC, 70 West Madison Street, Chicago, Illinois 60602 as agent for service of process in the United States.

EXPERTS

The financial statements and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SUBSCRIPTION AGENT AND TRANSFER AGENT

Our subscription agent is USA Risk Group of Vermont, Inc., P.O. Box 1330, Montpelier, Vermont, 05601-1330, 1-800-422-8141. The transfer agent and registrar for our common shares is Bank of Butterfield, Butterfield Corporate Services, Ltd., Rosebank Center, 11 Bermudiana Road, P.O. Box HM 1556, Hamilton, Bermuda, HMFX.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for information on the Public Reference Room. The Commission maintains an internet site that contains annual, quarterly, and current reports, proxy and information statements and other information that issuers (including AmerInst) file electronically with the Commission. The Commission’s internet site is www.sec.gov.

Our internet site is www.amerinst.bm. We make available free of charge through our internet site our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. You will need to have on your computer the Adobe Acrobat Reader® software to view these documents, which are in PDF format. If you do not have Adobe Acrobat Reader, a link to Adobe’s internet site, from which you can download the software, is provided. We also make available, through our internet site, via links to the Commission’s internet site, statements of beneficial ownership of our equity securities filed by our directors, officers, 10% or greater shareholders and others under Section 16 of the Securities Exchange Act. In addition, we post on www.amerinst.bm our Memorandum of Association, our Bye-Laws, our Statement of Share Ownership Policy, Charters for our Audit Committee and Nominating Committee, as well as our Code of Business Conduct and Ethics. You can request a copy of these documents, excluding exhibits, at no cost, by writing or telephoning us c/o USA Risk Group (Bermuda) Ltd., Windsor Place, 18 Queen Street, 2nd Floor, P.O. Box HM 1601 Hamilton, Bermuda, HMGX, Attention: Investor Relations (441) 296-3973. The information on our internet site is not incorporated by reference into this report.

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

3.	Our registration statement on Form 8-A, filed November 23, 1999, which includes a description of our capital stock;

4.	Description of our capital stock set forth under the heading “Description of Share Capital” in our registration statement on Form S-4/A, filed June 29, 1999; and

5.	All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

We have also filed a registration statement on Form S-3 with the SEC. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common shares.

We will provide a copy of these filings to each person, including any beneficial owner, receiving this prospectus, upon written or oral request. You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:

c/o USA Risk Group (Bermuda) Ltd.

Windsor Place, 18 Queen Street, 2nd Floor

P.O. Box HM 1601 Hamilton, Bermuda, HMGX,

Attention: Investor Relations

(441) 296-3973

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.